Exhibit 10.1

COOPERATION AGREEMENT

This AGREEMENT, dated as of January 17, 2022 (this “Agreement”), is made and entered into by Yatra Online, Inc., a Cayman Islands exempted company (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or, with their respective affiliates and associates, the “Investor Group”).

WHEREAS, the Investor Group is deemed to beneficially own ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), totaling, in the aggregate, 4,525,357 Ordinary Shares outstanding as of the date of this Agreement;

WHEREAS, the Company has agreed, at the request of the Investor Group, among other things, to cause Roshan Mendis (the “New Director”) to be appointed to the Board, effective immediately following the execution of this Agreement;

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to certain matters related to the composition of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Composition Matters.

(a) Appointment of New Director. The Company agrees that it shall take all actions as are necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to appoint the New Director to the Board as a Class I director for a term expiring at the 2023 Annual General Meeting and until his successor is duly elected and qualified.

(b) Board Policies and Procedures. The Investor Group acknowledges that the New Director shall be required to comply with the memorandum and articles of association of the Company and all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, and that the New Director shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. Further, the Investor Group acknowledges that, prior to the execution of this Agreement, the New Director is required to submit to a background check and provide the Company with such information concerning the New Director as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard director and officer questionnaire (the “Onboarding Documentation”).

(c) Rights and Benefits of the New Director. The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation from the Company for his service as a director as the compensation received by other independent directors on the Board, and (iii) the same due consideration for membership to each committee of the Board as any other independent director and (iv) such other benefits on the same basis as all other independent directors on the Board.

(d) Replacement Director. Effective one year from the date of this Agreement and in no event prior to such time, if any New Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time the Investor Group beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the lesser of 5.0% of the Company’s then outstanding Ordinary Shares and 2,882,918 Ordinary Shares (subject to adjustment for stock splits, stock dividends, reclassifications, combinations and similar adjustments, “Minimum Ownership Threshold”), the Investor Group shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 1(d) (any such replacement nominee shall be referred to as a “Replacement Director”, and if and when such person becomes a director of the Board in accordance with this Section 1(d), such person shall be deemed a New Director for purposes of this Agreement). Any Replacement Director must be reasonably acceptable to the Nominating and Corporate Governance Committee (such acceptance not to be unreasonably withheld), and qualify as “independent” pursuant to Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such person meets the foregoing criteria, assuming reasonable availability and responsiveness of such nominee, within ten (10) business days after (1) such nominee as a Replacement Director has submitted to the Company the Onboarding Documentation required by Section 1(b) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(d) as promptly as practicable, but in any case, assuming reasonable availability and responsiveness of the nominee, within ten (10) business days after the Investor Group’s recommendation of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by the Investor Group as the Replacement Director, the Investor Group shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. The Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(d), the parties shall continue to follow the procedures of this Section 1(d) until a Replacement Director is appointed to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of the Nasdaq Stock Market and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board.

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2. Actions by the Investor Group.

(a) Voting Agreement.

(i) Shareholders Meetings. At each annual and extraordinary general meeting of the Company (any such annual or extraordinary general meeting, or adjournment or postponement thereof, a “Shareholder Meeting”) held during the Standstill Period (as defined below), each of the Investors agrees to (A) appear at such Shareholder Meeting or otherwise cause all Ordinary Shares beneficially owned by each Investor and its Related Persons (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted on the Company’s proxy card or voting instruction form, all Ordinary Shares beneficially owned by such Investor in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (or the requisition of an extraordinary general meeting or action by written consent of the Company’s shareholders in respect of any of the foregoing) (a “Director Proposal”), (ii) any other proposal submitted to the Company’s shareholders at a Shareholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; and (C) not execute any proxy card or voting instruction form in respect of such Shareholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any Shareholder Meeting (other than Director Proposals), each Investor and its Related Persons are permitted to vote the Ordinary Shares beneficially owned by them at such Shareholder Meeting in accordance with the ISS or Glass Lewis recommendation; provided, further, that each Investor and its Related Persons shall be entitled to vote the Ordinary Shares beneficially owned by them in their sole discretion with respect to any publicly announced proposal relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, in each case, that requires a vote of the Company’s shareholders. No later than five (5) business days prior to each Shareholder Meeting held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any Ordinary Shares beneficially owned by such Investors in accordance with this Section 2.

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3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, in any manner:

(i) propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Ordinary Shares, whether or not such transaction involves a change of control of the Company; provided, however, that each Investor and its Related Persons shall be permitted to (i) sell or tender their Ordinary Shares, and otherwise receive consideration, pursuant to any such transaction and (ii) vote on any such transaction in accordance with Section 2;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum (including any “withhold,” “vote no” or similar campaign) with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company other than in a manner in accordance with Section 2;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests of the Company or any rights decoupled from the underlying securities of the Company) such that the Investors would collectively beneficially own in excess of 9.99% of the then-outstanding Ordinary Shares;

(iv) take any position, make any statement or take any action inconsistent with the voting obligations set forth in Section 2;

(v) advise, encourage or knowingly influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;

(vi) other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) a Related Person (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in any Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial ownership interest representing in the aggregate 5% or more of the Ordinary Shares outstanding at such time;

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(vii) except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, governance, compensation, policies, strategic direction, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Articles, including, but not limited to, a “town hall meeting”;

(ix) seek representation on the Board except as expressly permitted by this Agreement;

(x) deposit any Ordinary Shares in any voting trust or subject any Ordinary Shares to any arrangement or agreement with respect to the voting of any Ordinary Shares (other than (A) to the named proxies included in the Company’s proxy card for any Shareholder Meeting, (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (C) any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);

(xi) seek, encourage or take any other action with respect to the submission of any shareholder proposals (including any submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(xii) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Ordinary Shares (other than the Investor Group);

(xiii) demand a copy of the Company’s register of members or its other books and records, whether pursuant to the Companies Act (As Revised) of the Cayman Islands or pursuant to any other statutory right;

(xiv) commence, encourage, or support any winding-up petition against the Company, or any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the Companies Act (As Revised) of the Cayman Islands; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section 3(a)(xiv);

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(xv) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; provided, however, that nothing in this Section 3(a) shall prohibit the Investor Group from engaging in private discussions with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any member of the Investor Group to make public disclosure with respect thereto;

(xvi) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xvii) take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xviii) otherwise take, or solicit, cause or encourage others to take, or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any action by any other person or entity in connection with the foregoing that is prohibited to be taken by any member of the Investor Group (except as set forth in Section 1).

(b) Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of the New Director in his capacity as such, recognizing that such actions are subject to such director’s fiduciary and other duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).

(c) As of the date of this Agreement, none of the Investors are engaged in any discussions or negotiations with any person and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company, and have no actual and non-public knowledge that any other shareholders of the Company, have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement.

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(d) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all Ordinary Shares which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all Ordinary Shares in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option, swap, or other derivative security, contract or instrument in any way related to the price of Ordinary Shares; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any controlled Affiliates or Associates of such person.

(e) Notwithstanding anything contained in this Agreement to the contrary:

(i) The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii) For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(f) For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on the date that is eighteen (18) months following the date of this Agreement.

4. Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing.

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5. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of Ordinary Shares as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investor that own any securities of the Company beneficially or of record and reflects all Ordinary Shares in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

7. Mutual Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other party or any of its agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 7, neither it nor any of its respective agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other party or such other party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives. Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws.

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8. Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

9. SEC Filings.

(a) No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 6-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 6-K prior to such filing, which comments shall be considered in good faith.

(b) No later than two (2) business days following the execution of this Agreement, any Investor that has filed a Schedule 13D with the SEC with respect to the Company shall file an amendment to its Schedule 13D, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Any such Investor shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith.

10. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

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11. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Yatra Online, Inc. Gulf Adiba, Plot No. 272,
04th Floor, Udyog Vihar, Phase-II,
Sector-20, Gurugram-122008
Haryana, India
Email:	manish.hemrajani@yatra.com
Attention:	Manish Hemrajani, VP, Corporate Development and Investor Relations

With copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue Boston, MA 02210
Email:	JArel@goodwinlaw.com
Attention:	Jocelyn M. Arel
Sean M. Donahue, Esq.

If to any Investor:

The 2020 Timothy J. Maguire Investment Trust 5625 East Nauni Valley Drive
Paradise Valley, Arizona 85253
Email:	tm@maguirefinancial.com
Attention:	Timothy J. Maguire

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019
E-mail:	mneidell@olshanlaw.com
bmahmoud@olshanlaw.com
Attention:	Michael Neidell, Esq.
Bachar Mahmoud, Esq.

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12. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the Cayman Islands executed and to be performed wholly within the Cayman Islands, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

13. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the Cayman Islands in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the courts of the Cayman Islands, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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15. Representative. Each Investor hereby irrevocably appoints Timothy J. Maguire as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17. Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18. Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19. Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

20. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

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21. Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof’ will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23. Amendment. This Agreement may be modified, amended or otherwise changed only in writing and signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.

24. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.

25. No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26. Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

Yatra Online, Inc.

By:	/s/ Dhruv Shringi
Name:	Dhruv Shringi
Title:	Chief Executive Officer

THE 2020 TIMOTHY J. MAGUIRE INVESTMENT TRUST

By:	/s/ Timothy J. Maguire
Name:	Timothy J. Maguire
Title:	Investment Manager

Timothy J. Maguire
Timothy J. Maguire
Individually and as attorney-in-fact for Christopher J. Maguire and Megan Maguire Nicoletti

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

EXHIBIT A

SHAREHOLDERS, AFFILIATES, ASSOCIATES, AND OWNERSHIP

Investor	Ordinary Shares Beneficially Owned
The 2020 Timothy J. Maguire Investment Trust (the “2020 Maguire Investment Trust”)	4,525,357 Ordinary Shares beneficially owned directly
Christopher J. Maguire, as a member of the investment committee of the 2020 Maguire Investment Trust	4,525,357 Ordinary Shares (consisting of the Ordinary Shares beneficially owned directly by the 2020 Maguire Investment Trust)
Megan Maguire Nicoletti, as a member of the investment committee of the 2020 Maguire Investment Trust	4,525,357 Ordinary Shares (consisting of the Ordinary Shares beneficially owned directly by the 2020 Maguire Investment Trust)
Timothy J. Maguire, as the investment manager to the 2020 Maguire Investment Trust	4,525,357 Ordinary Shares (consisting of the Ordinary Shares beneficially owned directly by the 2020 Maguire Investment Trust)
Aggregate total beneficially owned by the Investor Group:	4,525,357

EXHIBIT B

FORM OF PRESS RELEASE